Exhibit 10.6
March 10, 2023
LIFE360
EXPATRIATE EMPLOYMENT AGREEMENT
FOR DAVID RICE
I.Introduction
The purpose of this Agreement is to define eligibility and procedures for the expatriate compensation designed for David Rice. The general intent of Life360 is to ensure fair compensation in the event of an assignment to another country.
This Expatriate Employment Agreement constitutes the entire agreement between the expatriate and Life360 for the duration of the overseas assignment and supersedes and renders void any and all prior agreements, commitments, understandings and/or representations not specifically incorporated in the Expatriate Employment Agreement. This agreement may be altered, amended or supplemented only by a written instrument signed by both the expatriate and Life360.
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Effective on or around April 1, 2023, we have outlined below the specific expatriate compensation and relocation benefits applicable to your assignment in the UK.
II.Compensation and Allowances
A.Base Salary and Bonus:
•Your base salary will be a gross amount of GBP315,400 / US$380,000 per year. Any future increases to your base salary will be considered in accordance with your merit increase eligibility.
•You will continue to receive a gross amount of GBP83 / US$100 as a monthly remote work stipend.
•You will receive a monthly health allowance of BGP818.81 to offset payroll deductions.
•You will be eligible to participate in the bonus plan which provides a target bonus opportunity of 40% of the base salary.
B.Housing Allowances:
•While you are on assignment, you will be provided a monthly housing allowance at GBP5,000 / US$6,024 (after-tax).
C.Benefit Plans:
•While on assignment in the UK, you will be eligible to participate in the health insurance plan offered by Oyster (PEO) that provides coverage in the UK.

D.Currency Exchange:
•The currency conversion rates will be reviewed and applied semi-annually (January and July). You will be notified of any changes in writing.
•Effective January 2, 2023, the currency exchange rate that will be used for this purpose is:
GBP0.83 = US$1
III.Tax Equalization
A.To ensure this, the company will support your annual tax returns and process of US Tax Equalization.
B.Tax Equalization is designed to continue a rate of income tax withholding from your US payroll that is equal to the rate that would have been withheld had you remained in the US. Your tax obligation is, thus, satisfied and the company takes full responsibility for payment of your income tax obligation in the US as well as in the UK.
C.The additional income tax liability you incur, if any, that is attributable to the following will be “grossed-up” and will therefore not be included in your tax-equalized obligations:
•Non –deductible, company-paid relocation expenses;
•Company-paid home leave or emergency travel expenses;
•Company-paid health insurance premiums for coverage in Europe;
•Home management fees and reimbursements for home owner’s insurance premiums;
•Income tax preparation;
•Host housing assistance;
IV.Relocation:
A.Familiarization Trip:
•In order that you can ensure that the proper residence is located, one trip to the host country will be permitted for a period not to exceed one week. This trip could be in conjunction with a business trip.
V.Miscellaneous Assistance
A.Visas and Work Permits:
•The Oyster (PEO) will provide all legal services required to comply with UK immigration, labor and employment laws prior to your entry into the region.
•The Oyster (PEO) will secure all appropriate visa and temporary work permits required for your legal employment as an expatriate in Europe.

VI.Host Country Work Arrangement
A.Home Leave:
•During your assignment, the company will pay for business class airfare, ground transportation, and rental car expenses for you and your family for two home leave trips to the US annually.
•Any home leave expenses other than those specifically outlined above will be borne by you.
B.Holidays:
•Paid holidays shall be observed in accordance with declared legal and customary holidays in the UK.
C.Vacations:
•While you are on assignment, Life360 flexible PTO policy is applied.
D.Emergencies:
•Any return trips to the US that are required due to medical emergencies or other compelling personal reasons will be paid by the company.
VII.Repatriation
A.Duration:
•During your assignment in the UK, the benefits, terms and conditions of your assignment will be defined by this agreement, as amended from time to time.
•At the end of your assignment, the company will extend its best effort to re-assign you to a position comparable in standing and in compensation to that held during your overseas assignment, although no such re-assignment is guaranteed under this or any other company program.
VIII.Termination and Miscellaneous Provisions
A.Employee Resignation:
•Should you voluntarily resign your position, all benefits under this program and any other company policy including but not limited to benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date. No assistance will be provided for relocating back to the home location. Company-sponsored work permits/visas will be terminated on the last day of your employment. Additionally, if it is within the first year of your assignment start or end date, you will repay Life360 100% of the relocation, immigration, and tax related expenses incurred by Life360 on your behalf. If it is within 13 to 18 months of your assignment start or end date, you will repay Life360 50% of those expenses. This repayment agreement applies if you resign your position or are terminated for a criminal or dishonest act or a violation of the Life360 Code of Business Conduct. Should you resign and not become employed by the time you are required to file your tax returns, the company will still provide tax return assistance to perform the process of US Tax Equalization and prepare your annual income tax returns, and you will not be required to reimburse the Company for expenses previously paid for this specific activity.
B.Termination of Employment by the Company:
•Should the company terminate your employment for cause (criminal or dishonest act or violation of the Life360 Code of Business Conduct) while on this assignment, all benefits under this Program and any other company policy including but not limited to benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date.
•Subjects that are not covered in this agreement will be governed by provisions contained in the original US employment contract.
IX.Approvals
Your acceptance and approval of this program and the terms herein are acknowledged by the signatures below.
/s/ Heather Houston
Heather Houston
Chief People Officer
Life360 Inc.
/s/ David Rice
David Rice
GM, International and Chief Strategy Officer
Life360 Inc.